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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
DRS Technologies, Inc.:

We consent to incorporation by reference in this registration statement on Form S-3 filed of our report dated May 17, 2001, with respect to the consolidated balance sheets of DRS Technologies, Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended March 31, 2001, and the related consolidated financial statement schedule, included in the Registration Statement (No. 333-73912) on Form S-3.

                                          /s/ KPMG LLP

Short Hills, New Jersey
December 14, 2001